Exhibit 99.1

News Release

Investor Relations: Sara Gubins, +1 646 654 8153

Media Relations: Anne Taylor Adams, +1 646 654 5759

NIELSEN REPORTS 2nd QUARTER 2017 RESULTS

New York, USA – July 27, 2017 – Nielsen Holdings plc (NYSE: NLSN) today announced second quarter 2017 results.  Revenues were $1,644 million for the second quarter of 2017, up 3.0%, or 4.1% on a constant currency basis, compared to the second quarter of 2016.

“Our revenue in the quarter reflects solid growth in Watch, robust growth in Buy emerging markets and the contribution from our recent acquisition of Gracenote. This was partially offset by continued softness in our U.S. Buy business which reflects the challenging operating environment for our large fast moving consumer goods clients. Our rigorous cost and commercial discipline in the quarter enabled us to deliver margin expansion, while also investing in our key growth initiatives,” said Mitch Barns, Chief Executive Officer of Nielsen.

Barns continued, “In Watch, we continue to invest in Total Audience Measurement, adding in new data sets to strengthen our unique position in the industry as the media landscape continues to evolve.  In Buy, the Connected System is our number one priority.  We are making good progress on bringing capabilities to the market that answer our clients’ key business questions with speed and efficiency.”

Revenues within the Watch segment for the second quarter of 2017 increased 10.3%, or 10.9% on a constant currency basis, to $821 million, compared to the second quarter of 2016. Excluding the acquisition of Gracenote completed on February 1, 2017, Watch revenues increased 3.0%, or 3.5% on a constant currency basis. Audience Measurement of Video and Text revenues increased 15.5%, or 16.0% on a constant currency basis. Excluding the acquisition of Gracenote, Audience Measurement of Video and Text revenues increased 4.3%, or 4.7% on a constant currency basis, primarily due to our ongoing investments and continued client adoption of our Total Audience Measurement system. Audio revenues were flat for the quarter.  Marketing Effectiveness revenues increased by 16.9%, or 18.6% on a constant currency basis, driven by continued strength in audience-based solutions that help advertisers and publishers measure the return on investment in media spend and our investments in our product portfolio. Other Watch revenues decreased 18.6%, or 17.2% on a constant currency basis, due to our continued portfolio pruning initiatives.

Revenues within the Buy segment for the second quarter of 2017 decreased 3.4% to $823 million, or 2.0% on a constant currency basis, compared to the second quarter of 2016. Buy emerging markets revenues increased 9.6%, or 10.0% on a constant currency basis, as our global footprint, coverage expansion, and broad product offerings continue to position us well with both local and multinational clients in these markets. Buy revenues in developed markets decreased 3.2%, or 1.2% on a constant currency basis, due to continued softness in our U.S. market. Revenues in Corporate Buy decreased by $38 million, or 69.1% on a reported and constant currency basis, primarily due to divestitures in December 2016.

Net income for the second quarter of 2017 increased 15.9%, or 17.0% on a constant currency basis, to $131 million, compared to the second quarter of 2016, due primarily to lower restructuring charges during the second quarter of 2017. Net income per share on a diluted basis was $0.37, compared to $0.31 for the second quarter of 2016.

Adjusted EBITDA for the second quarter of 2017 increased 4.5%, or 4.9% on a constant currency basis, to $512 million, compared to the second quarter of 2016. Adjusted EBITDA margins grew 44 basis points, or 25 basis points on a constant currency basis, to 31.1%, due primarily to the benefit of our ongoing productivity initiatives.

Financial Position

As of June 30, 2017, Nielsen’s cash and cash equivalents were $510 million and gross debt was $8,523 million. Net debt (gross debt less cash and cash equivalents) was $8,013 million and our net debt leverage ratio was 4.05x at the end of the quarter. Net capital expenditures were $64 million for the second quarter of 2017, compared to $112 million for the second quarter of 2016. Cash taxes were $70 million for the second quarter of 2017, compared to $39 million for the second quarter of 2016.

Cash flow from operations increased to $226 million for the second quarter of 2017 from $210 million in the second quarter of 2016.  Free cash flow for the second quarter of 2017 increased to $162 million, compared to a $98 million in the second quarter of 2016. Cash flow performance was driven by higher net income, discussed above, and lower net capital expenditures.

Capital Allocation

The company repurchased $41 million of shares of its common stock during the second quarter of 2017.  The company has a total of $354 million remaining for repurchase under the existing share repurchase program as of June 30, 2017.

2017 Full Year Guidance

The company is updating its full year guidance as highlighted below:

●	Total revenue growth on a constant currency basis: ~4%
●	Adjusted EBITDA margin growth on a constant currency basis: ~20bps
●	GAAP net income per share: $1.40 - $1.46
●	Free cash flow: ~$900 million

Conference Call and Webcast

Nielsen will hold a conference call to discuss its second quarter 2017 results at 8:00 a.m. U.S. Eastern Time (ET) on July 27, 2017. The audio and slides for the call can be accessed live by webcast at http://nielsen.com/investors or by dialing +1-877-201-0168. Callers outside the U.S. can dial +1-647-788-4901. The passcode for the call is “44631960.” An audio replay and transcript will be available on the investor relations website after the call.

Forward-looking Statements

This news release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements include those set forth under “2017 Full Year Guidance” above as well as those that may be identified by words such as ‘will’, ‘intend’, ‘expect’, ‘anticipate’, ‘should’, ‘goal’, ‘look’, ‘could’, ‘shall’ and similar expressions. These statements are subject to risks and uncertainties, and actual results and events could differ materially from what presently is expected. Factors leading thereto may include without limitations general economic conditions, conditions in the markets Nielsen is engaged in, behavior of customers, suppliers and competitors, technological developments, as well as legal and regulatory rules affecting Nielsen’s business and specific risk factors discussed in other releases and public filings made by the company (including the company’s filings with the Securities and Exchange Commission). This list of factors is not intended to be exhaustive. Such forward-looking statements only speak as of the date of this press release, and we assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events, or other factors.

About Nielsen

Nielsen Holdings plc (NYSE: NLSN) is a global performance management company that provides a comprehensive understanding of what consumers watch and buy. Nielsen’s Watch segment provides media and advertising clients with Total Audience measurement services across all devices where content — video, audio and text — is consumed. The Buy segment offers consumer packaged goods manufacturers and retailers the industry’s only global view of retail performance measurement. By integrating information from its Watch and Buy segments and other data sources, Nielsen provides its clients with both world-class measurement as well as analytics that help improve performance.  Nielsen, an S&P 500 company, has operations in over 100 countries that cover more than 90 percent of the world’s population. For more information, visit www.nielsen.com.

From time to time, Nielsen may use its website and social media outlets as channels of distribution of material company information. Financial and other material information regarding the company is routinely posted and accessible on our website at http://www.nielsen.com/investors and our Twitter account at http://twitter.com/Nielsen.

Results of Operations—(Three and Six Months Ended June 30, 2017 and 2016)

The following table sets forth, for the periods indicated, the amounts included in our condensed consolidated statements of operations:

	Three Months Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
(IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)	2017	2016	2017	2016
Revenues	$1,644	$1,596	$3,170	$3,083
Cost of revenues	678	654	1,339	1,295
Selling, general and administrative expenses	471	474	942	939
Depreciation and amortization(1)	162	152	317	299
Restructuring charges	9	34	41	44
Operating income	324	282	531	506
Interest income	1	1	2	2
Interest expense	(92)	(83)	(182)	(162)
Foreign currency exchange transaction losses, net	(7)	(4)	(9)	(5)
Other expenses, net	(2)	-	(2)	-
Income from continuing operations before income taxes	224	196	340	341
Provision for income taxes	(91)	(82)	(134)	(126)
Net income	133	114	206	215
Net income attributable to noncontrolling interests	2	1	4	2
Net income attributable to Nielsen stockholders	$131	$113	$202	$213
Net income per share of common stock, basic
Net income attributable to Nielsen stockholders	$0.37	$0.31	$0.57	$0.59
Net income per share of common stock, diluted
Net income attributable to Nielsen stockholders	$0.37	$0.31	$0.56	$0.58
Weighted-average shares of common stock outstanding, basic	356,829,766	359,264,465	357,113,183	360,422,568
Dilutive shares of common stock	1,255,301	3,952,412	1,455,260	3,786,441
Weighted-average shares of common stock outstanding, diluted	358,085,067	363,216,877	358,568,443	364,209,009

(1)Depreciation and amortization associated with tangible and intangible assets acquired in business combinations were $56 million and $110 million, respectively, for the three and six months ended June 30, 2017 and $53 million and $105 million, respectively, for the three and six months ended June 30, 2016.

Certain Non-GAAP Measures

We use the non-GAAP financial measures discussed below to evaluate our results of operations, financial condition, liquidity and indebtedness. We believe that the presentation of these non-GAAP measures provides useful information to investors regarding financial and business trends related to our results of operations, cash flows and indebtedness and that when this non-GAAP financial information is viewed with our GAAP financial information, investors are provided with valuable supplemental information regarding our results of operations, thereby facilitating period-to-period comparisons of our business performance and is consistent with how management evaluates the company’s operating performance and liquidity. In addition, these non-GAAP measures address questions the Company routinely receives from analysts and investors and, in order to assure that all investors have access to similar data the Company has determined that it is appropriate to make this data available to all investors.  None of the non-GAAP measures presented should be considered as an alternative to net income or loss, operating income or loss, cash flows from operating activities, total indebtedness or any other measures of operating performance and financial condition, liquidity or indebtedness derived in accordance with GAAP. These non-GAAP measures have important limitations as analytical tools and should not be considered in isolation or as substitutes for an analysis of our results as reported under GAAP. Our use of these terms may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

Constant Currency Presentation

We evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations, thereby facilitating period-to-period comparisons of our business performance and is consistent with how management evaluates the company’s performance. We calculate constant currency percentages by converting our prior-period local currency financial results using the current period exchange rates and comparing these adjusted amounts to our current period reported results. No adjustment has been made to foreign currency exchange transaction gains or losses in the calculation of constant currency net income.

The below table presents a reconciliation from revenue on a reported basis to revenue on a constant currency basis for the three and six months ended June 30, 2017.

(IN MILLIONS) (UNAUDITED)	Three Months Ended June 30, 2017 Reported	Three Months Ended June 30, 2016 Reported	% Variance 2017 vs. 2016 Reported	Three Months Ended June 30, 2016 Constant Currency	% Variance 2017 vs. 2016 Constant Currency

Revenues by segment
Emerging Markets	$296	$270	9.6%	$269	10.0%
Developed Markets	510	527	(3.2)%	516	(1.2)%
Core Buy	806	797	1.1%	785	2.7%
Corporate	17	55	(69.1)%	55	(69.1)%
Buy	$823	$852	(3.4)%	$840	(2.0)%

Marketing Effectiveness	$83	$71	16.9%	$70	18.6%
Audio	123	123	0.0%	123	0.0%
Audience Measurement (Video and Text)	567	491	15.5%	489	16.0%
Core Watch	773	685	12.8%	682	13.3%
Corporate/Other Watch	48	59	(18.6)%	58	(17.2)%
Watch	$821	$744	10.3%	$740	10.9%
Total Core Buy and Watch	1,579	1,482	6.5%	1,467	7.6%
Total	$1,644	$1,596	3.0%	$1,580	4.1%

(IN MILLIONS) (UNAUDITED)	Six Months Ended June 30, 2017 Reported	Six Months Ended June 30, 2016 Reported	% Variance 2017 vs. 2016 Reported	Six Months Ended June 30, 2016 Constant Currency	% Variance 2017 vs. 2016 Constant Currency

Revenues by segment
Emerging Markets	$563	$513	9.7%	$512	10.0%
Developed Markets	981	1,042	(5.9)%	1,024	(4.2)%
Core Buy	1,544	1,555	(0.7)%	1,536	0.5%
Corporate	36	90	(60.0)%	90	(60.0)%
Buy	$1,580	$1,645	(4.0)%	$1,626	(2.8)%

Marketing Effectiveness	$148	$129	14.7%	$127	16.5%
Audio	243	243	0.0%	243	0.0%
Audience Measurement (Video and Text)	1,102	963	14.4%	961	14.7%
Core Watch	1,493	1,335	11.8%	1,331	12.2%
Corporate/Other Watch	97	103	(5.8)%	101	(4.0)%
Watch	$1,590	$1,438	10.6%	$1,432	11.0%
Total Core Buy and Watch	3,037	2,890	5.1%	2,867	5.9%
Total	$3,170	$3,083	2.8%	$3,058	3.7%

The below table presents a reconciliation of Net Income and Adjusted EBITDA on a reported basis to a constant currency basis for the three and six months ended June 30, 2017.

(IN MILLIONS) (UNAUDITED)	Three Months Ended June 30, 2017 Reported	Three Months Ended June 30, 2016 Reported	% Variance 2017 vs. 2016 Reported	Three Months Ended June 30, 2016 Constant Currency	% Variance 2017 vs. 2016 Constant Currency

Net Income attributable to Nielsen stockholders	$131	$113	15.9%	$112	17.0%

Adjusted EBITDA	$512	$490	4.5%	$488	4.9%

(IN MILLIONS) (UNAUDITED)	Six Months Ended June 30, 2017 Reported	Six Months Ended June 30, 2016 Reported	% Variance 2017 vs. 2016 Reported	Six Months Ended June 30, 2016 Constant Currency	% Variance 2017 vs. 2016 Constant Currency

Net Income attributable to Nielsen stockholders	$202	$213	(5.2)%	$213	(5.2)%

Adjusted EBITDA	$934	$892	4.7%	$891	4.8%

Adjusted EBITDA

We define Adjusted EBITDA as net income or loss from our consolidated statements of operations before interest income and expense, income taxes, depreciation and amortization, restructuring charges, stock-based compensation expense and other non-operating items from our consolidated statements of operations as well as certain other items that arise outside the ordinary course of our continuing operations specifically described below.

Restructuring charges: We exclude restructuring expenses, which primarily include employee severance, office consolidation and contract termination charges, from our Adjusted EBITDA to allow more accurate comparisons of the financial results to historical operations and forward-looking guidance. By excluding these expenses from our non-GAAP measures, management is better able to evaluate our ability to utilize our existing assets and estimate the long-term value these assets will generate for us. Furthermore, we believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.

Stock-based compensation expense: We exclude the impact of costs relating to stock-based compensation. Due to the subjective assumptions and a variety of award types, we believe that the exclusion of stock-based compensation expense, which is typically non-cash, allows for more meaningful comparisons of operating results to peer companies. Stock-based compensation expense can vary significantly based on the timing, size and nature of awards granted.

Other non-operating expenses, net: We exclude foreign currency exchange transaction gains and losses primarily related to intercompany financing arrangements as well as other non-operating income and expense items, such as, gains and losses recorded on business combinations or dispositions, sales of investments, net income attributable to noncontrolling interests and early redemption payments made in connection with debt refinancing. We believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.

Other items: To measure operating performance, we exclude certain expenses and gains that arise outside the ordinary course of our continuing operations. Such costs primarily include legal settlements, acquisition related expenses, business optimization costs and other transaction costs. We believe the exclusion of such amounts allows management and the users of the financial statements to better understand our financial results.

Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

We use Adjusted EBITDA to measure our performance from period to period both at the consolidated level as well as within our operating segments, to evaluate and fund incentive compensation programs and to compare our results to those of our competitors. In addition to Adjusted EBITDA being a significant measure of performance for management purposes, we also believe that this presentation provides useful information to investors regarding financial and business trends related to our results of operations and that when non-GAAP financial information is viewed with GAAP financial information, investors are provided with a more meaningful understanding of our ongoing operating performance.

Adjusted EBITDA should not be considered as an alternative to net income or loss, operating income, cash flows from operating activities or any other performance measures derived in accordance with GAAP as measures of operating performance or cash flows as measures of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.

The below table presents reconciliations from net income to Adjusted EBITDA for the three and six months ended June 30, 2017 and 2016:

	Three Months Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
(IN MILLIONS)	2017	2016	2017	2016
Net income attributable to Nielsen stockholders	$131	$113	$202	$213
Interest expense, net	91	82	180	160
Provision for income taxes	91	82	134	126
Depreciation and amortization	162	152	317	299
EBITDA	475	429	833	798
Other non-operating expense, net	11	5	15	7
Restructuring charges	9	34	41	44
Stock-based compensation expense	12	13	27	26
Other items(a)	5	9	18	17
Adjusted EBITDA	$512	$490	$934	$892
(a)	For the three and six months ended June 30, 2017 and 2016, other items primarily consist of business optimization and transaction-related costs.

Free Cash Flow

We define free cash flow as net cash provided by operating activities, plus contributions to the Nielsen Foundation, less capital expenditures, net. We believe providing free cash flow information provides valuable supplemental liquidity information regarding the cash flow that may be available for discretionary use by us in areas such as the distributions of dividends, repurchase of common stock, voluntary repayment of debt obligations or to fund our strategic initiatives, including acquisitions, if any. However, free cash flow does not represent residual cash flows entirely available for discretionary purposes; for example, the repayment of principal amounts borrowed is not deducted from free cash flow. Key limitations of the free cash flow measure include the assumptions that we will be able to refinance our existing debt when it matures and meet other cash flow obligations from financing activities, such as principal payments on debt. Free cash flow is not a presentation made in accordance with GAAP. The following table presents reconciliation from net cash provided by operating activities to free cash flow:

	Three Months Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
(IN MILLIONS)	2017	2016	2017	2016
Net cash provided by operating activities	$226	$210	$266	$297
Plus: Non-recurring contribution to the Nielsen Foundation	—	—	—	36
Less: Capital expenditures, net	(64)	(112)	(178)	(221)
Free cash flow	$162	$98	$88	$112

Net Debt and Net Debt Leverage Ratio

The net debt leverage ratio is defined as net debt (gross debt less cash and cash equivalents) as of the balance sheet date divided by Adjusted EBITDA for the twelve months then ended. Net debt and the net debt leverage ratio are commonly used metrics to evaluate and compare leverage between companies and are not presentations made in accordance with GAAP. The calculation of net debt and the net debt leverage ratio as of June 30, 2017 is as follows:

(IN MILLIONS) (Unaudited)
Gross debt as of June 30, 2017	$8,523
Less: cash and cash equivalents as of June 30, 2017	(510)
Net debt as of June 30, 2017	$8,013

Adjusted EBITDA for the year ended December 31, 2016	$1,938
Less: Adjusted EBITDA for the six months ended June 30, 2016	$(892)
Add: Adjusted EBITDA for the six months ended June 30, 2017	$934
Adjusted EBITDA for the twelve months ended June 30, 2017	$1,980

Net debt leverage ratio as of June 30, 2017	4.05x

2017 Guidance Non-GAAP Reconciliations

         The below table presents the reconciliation from net income to Adjusted EBITDA for our 2017 guidance:

(IN MILLIONS) (Unaudited)
Net income	$500 - 525
Interest expense, net	365 - 375
Provision for income taxes	310 - 330
Depreciation and amortization	665 - 675
Restructuring charges	60 - 70
Stock-based compensation expense and other	100 - 105
Adjusted EBITDA	$2,030 – 2,050

          The below table presents a reconciliation from revenue on a reported basis to revenue on a constant currency basis for our 2017 guidance:

(IN MILLIONS) (Unaudited)	2017 Guidance		% Variance Constant Currency	2016 Revenue Constant Currency
Total Revenue	$	~6,585	~4%	$6,331

          The below table presents reconciliation from net cash provided by operating activities to free cash flow for our 2017 guidance:

(IN MILLIONS) (Unaudited)
Net cash provided by operating activities	~$1,360
Less: Capital expenditures, net	~(460)
Free cash flow	~$900